Exhibit 99-3

Jackson Fund Services
Fidelity Bond Coverage Requirements
Determination Date: 12-31-2025

	Total Assets (as of 12-31-2025)	Minimum Amount of Bond Required for Joint Coverage

JNL Series Trust	$ 256,543,988,867	$ 2,500,000	[1]
JNL Investors Series Trust	3,260,621,693	2,100,000
Jackson Credit Opportunities Fund	582,896,998	900,000
Jackson Real Assets Fund	356,094,220	750,000
Extra coverage		750,000
	Total	$ 7,000,000

Bond Coverage		$ 7,000,000	[2]

Maximum coverage required.
ICI Mutual Insurance Company coverage expires January 1, 2026.
New coverage period: January 1, 2026 - January 1, 2027.